EXHIBIT 5.3

April 13, 2023

CONSENT OF NEIL BURNS

United States Securities and Exchange Commission

Ladies and Gentlemen:

I, Neil Burns, M.Sc, P.Geo., Vice President, Technical Services, Wheaton Precious Metals Corp., hereby consent to the use of and reference to my name, and the inclusion and incorporation by reference in the Registration Statement on Form F-10 of Wheaton Precious Metals Corp. of the information approved by me, that I supervised the preparation of or reviewed by me that is of a scientific or technical nature and to all other references to such information included or incorporated by reference in the Registration Statement on Form F-10 of Wheaton Precious Metals Corp.

Yours truly,

/s/ Neil Burns
Neil Burns, M.Sc, P.Geo.
Vice President Technical Services,
Wheaton Precious Metals Corp.